EXHIBIT 23.3

INDEPENDENT AUDITOR’S CONSENT

As independent public accountants, we hereby consent to the incorporation by reference to this Registration Statement on Form F-3 of our reports dated February 12, 2001 and January 17, 2002, included in Gilat Satellite Network Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003 and any and all reference to our firm in this Registration Statement.

/s/ Berman , Hopkins, Wright & LaHam, SPAs, LLP
Melbourne, Florida
March 23 ,2004